EXHIBIT 10.21

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into effective as of the 30th day of January, 2002, by and between STAGE STORES, INC., a Nevada corporation (the "Company"), and VIVIAN O. BAKER, an individual (the "Executive").

WITNESSETH:

WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company to hire the Executive to the position of Senior Vice President, General Merchandise Manager (the "Position"), subject to the terms and conditions of this Agreement; and

WHEREAS, the Executive desires to be hired and appointed to the Position by the Company, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.      EMPLOYMENT; TERM.  Company hereby hires and appoints Executive to the Position, and Executive hereby accepts such employment with the Company and appointment to the Position, subject to the terms and conditions set forth in this Agreement. Subject to earlier termination in accordance with Section 4 below, this Agreement shall continue in effect for a period of thirty-six (36) months commencing from the date hereof (the "Initial Term"). Upon the expiration of the Initial Term or any Renewal Period (as hereafter described), the term of Executive's employment under this Agreement shall automatically be extended for an additional thirty-six (36) month period (a "Renewal Period"), unless either the Company or Executive notifies the other party in writing at least thirty (30) days prior to the expiration of the Initial Term or the then current Renewal Period that the Employment Period shall not be extended upon such expiration.

1.1      Failure to Extend by Company.  In the event the Company notifies Executive that the Employment Period shall not be extended at the expiration of the Initial Term or the then current Renewal Period in accordance with Section 1 hereof, such failure to extend shall constitute termination of this Agreement by the Company without Good Cause (as hereafter defined), and the Company and Executive agree that Executive shall be entitled to receive the payments described in Section 4.3 hereof.

1.2      Failure to Extend by Executive.  In the event Executive notifies the Company that the Employment Period shall not be extended at the expiration of the Initial term or the then current Renewal Period in accordance with Section 1 hereof, such failure to extend shall constitute termination of this Agreement by Executive without Good Reason (as hereafter defined), and the Company and Executive agree that Executive shall be entitled to receive the payments described in Section 4.5 hereof.

2.      POSITION AND DUTIES.  During such time as Executive is employed with the Company (the "Employment Period"), Executive shall serve in the Position and shall have the normal duties, responsibilities and authority associated with or related to such Position, subject to the power and authority of the Board and executive officers of the Company to expand or limit such duties, responsibilities and authority and to override actions of Executive. Executive shall report to the Board and executive management of the Company. Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) exclusively to the business and affairs of the Company and its Subsidiaries (as hereafter defined) and any duty, task or responsibility assigned or given to Executive by the Board or executive management, and Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. As used in this Agreement, "Subsidiaries" shall mean any entity of which the securities having a majority of the voting power in electing directors or managers are, at the time of determination, owned by the Company either directly or through one or more Subsidiaries.

2.1      Outside Directorships.  In the event Executive is invited, solicited or otherwise asked to become a director, advisor or consultant for any entity or organization of any type or function whatsoever other than the Company or its Subsidiaries, Executive shall notify the Board in writing of such invitation, the entity or organization extending such invitation and the capacity to be served by Executive for such entity or organization. The Board shall have the sole power and authority to authorize Executive to accept such invitation based on such criteria and standards as the Board may determine, and Executive shall not accept such invitation without the Board's prior written consent, which consent shall not be unreasonably withheld.

2.2      Delegation by Board.  Whenever this Agreement calls for action on the part of the Board, the Board may delegate responsibility for such action to a duly appointed committee of the Board, including but not limited to the Compensation Committee of the Board, and Executive agrees to treat, comply with and be bound by any action taken by such committee as if the Board had taken such action directly.

3.      COMPENSATION AND BENEFITS.  During the Employment Period, Executive shall be paid or receive compensation and benefits as follows:

3.1      Base Salary.  The base salary for Executive shall be $320,000 per year, or such other rate as the Board may designate from time to time (the "Base Salary"). The Base Salary shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to withholdings for applicable taxes.

3.2      Incentive Compensation.  For any fiscal year ending during the Employment Period, the Board may, but is not obligated to, award incentive compensation to Executive based upon the Company's operating results for such fiscal year (the "Incentive Compensation"). The amount of any such Incentive Compensation shall be calculated as a percentage of the Base Salary in effect during such fiscal year, which percentage shall be determined and may be adjusted by the Board (the "Target Rate") based on such results. In addition to such results, the Board may take into account any extraordinary, unusual or non-recurring items realized or incurred by the Company during any such fiscal year deemed appropriate by the Board in determining any Incentive Compensation. The Company shall pay to Executive any such Incentive Compensation on or before April 1 following the end of the fiscal year for which such Incentive Compensation was based; provided, that Executive was employed in the Position as of such fiscal year end, and any such Incentive Compensation shall be subject to withholdings for applicable taxes.

3.3      Medical, Dental and Other Benefits.  Upon completion of any applicable requisite waiting period, Executive shall be eligible to enroll and participate in any and all benefits plans the Company provides to its executive officers and employees including, but not limited to, medical and dental insurance coverage for Executive and family, life insurance policy (with a face amount equal to two (2) times the Base Salary), long term disability insurance, stock options, and retirement plans and arrangements. The premiums, costs and expenses for any such benefit plans under which Executive is participating shall be borne by Company. Executive shall receive four (4) weeks of paid vacation each year, which if not taken may not be carried forward to any subsequent year and Executive shall not receive any compensation for any unused vacation days. Any and all benefits provided for hereunder shall not be included in the definition of the term "Base Salary" as such term is used in this Agreement. All such benefits shall immediately cease and terminate upon the later of (1) the termination date of the Employment Period or (2) the expiration date of coverage for such benefits by the Company as described in Section 4 hereof; provided, that upon such termination, Executive shall have the right to elect to continue any or all of such health benefits, programs or coverage, at his sole cost and expense, in accordance with and subject to the terms and limitations set forth in the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") and the regulations promulgated in connection therewith.

3.4      Automobile Allowance.  Company shall provide Executive with an automobile allowance in the amount of $1,000.00 per month to be allocated at Executive's discretion, or such other monthly amount designated by the Board, and such allowance shall be payable in regular installments in accordance with the Company's general payroll practices.

3.5      Financial Planning Allowance.  Company shall reimburse Executive for any expenses incurred by Executive in connection with the preparation of taxes, estate planning or financial counseling up to a maximum amount of $5,000.00 per year, or such other annual amount designated by the Board, which amount may not be carried forward to any subsequent year. Such expenses shall be reimbursed in accordance with the standard policies and procedures of the Company in effect from time to time related to such reimbursable expenses.

3.6      Business Expense.  Company shall reimburse Executive for all reasonable travel, entertainment and other business expenses incurred by Executive in the course of performing the duties of the Position. Such expenses shall be reimbursed in accordance with the standard policies and procedures of the Company in effect from time to time related to such reimbursable expenses.

4.      TERMINATION; EFFECTS OF TERMINATION.  This Agreement may be terminated upon the occurrence of any of the following events:

4.1      Terminable At Will.  Notwithstanding any other provision of this Agreement including, but not limited to Section 1, this Agreement and Executive's employment with the Company or its Subsidiaries shall be terminable at will at any time for any reason by either party, and this Agreement shall expire automatically when Executive ceases to hold the Position with the Company for any reason. Upon such termination, the rights of Executive to receive the monies and benefits from the Company shall be determined in accordance with the terms and provisions contained in this Section 4, and Executive agrees that such monies and benefits are fair and reasonable and are the sole monies and benefits which shall be due to him from the Company in the event of termination.

4.2      By Company For Good Cause.  Upon written notice to Executive, Company may immediately terminate this Agreement at any time during the Employment Period for "Good Cause" (as hereafter defined).

4.2.1      Monies and Payments to Executive.  Upon such termination, Executive shall be entitled to receive any Base Salary earned and unpaid, and fringe benefits described in Section 3.3 hereof accrued and unpaid, through the date of such termination, and no other monies or benefits shall be payable or owed to Executive under this Agreement.

4.2.2      Forfeiture of Options.  Effective as of such termination date, any and all stock options, stock appreciation rights, restricted stock options, warrants and other similar rights granted to or received by Executive under any option or incentive plan of the Company to which Executive is participating or enrolled shall immediately be terminated and forfeited, except for such options or rights granted to or received by Executive which have fully and completely vested prior to such termination date. Any and all such options and rights to which Executive has become fully and completely vested prior to such termination date shall expire as set forth in the respective plan document or agreement granting such options and rights.

4.2.3      Good Cause Defined.  For purposes of this Agreement, "Good Cause" means (i) Executive's conviction of, or plea of nolo contendere or guilty to, any criminal violation involving dishonesty, fraud or moral turpitude; (ii) Executive's gross negligence; (iii) Executive's willful and serious misconduct; (iv) Executive's breach of trust or fiduciary duty in the performance of his duties or responsibilities; (v) Executive's willful failure to comply with reasonable directives and policies of the Board; or (vi) Executive's breach of any term or provision of this Agreement.

4.3      By Company Without Good Cause.  Upon ten (10) days prior written notice to Executive, Company may terminate this Agreement at any time during the Employment Period without Good Cause.

4.3.1      Monies and Benefits to Executive.  Upon such termination, Executive shall be entitled to receive: (i) any Base Salary earned and unpaid, and fringe benefits described in Section 3.3 hereof accrued and unpaid, through the date of such termination; (ii) one (1) times the aggregate of (x) the Base Salary plus (y) the Incentive Compensation at the Target Rate in effect as of the date of such termination; (iii) any Incentive Compensation for the fiscal year in which such termination occurs pro-rated through the date of such termination; provided, however, Executive shall not receive any portion of the Incentive Compensation under this Section 4.31.(iii) unless the Board determines in good faith that Executive would have been entitled to receive any Incentive Compensation for the fiscal year in which such termination occurred in accordance with Section 3.2 hereof; (iv) continuation of the fringe benefits described in Section 3.3 hereof under which Executive is participating as of the date of such termination for a period of twelve (12) months from the date of such termination; and (v) payment of outplacement services for Executive for a period of twelve (12) months from the date of such termination; provided, however, the aggregate amount of such payments shall not exceed $15,000.00.

4.3.2      Payment of Monies and Benefits.  The payment described in Section 4.3.1(i) hereof shall be paid to Executive within thirty (30) days from the date of such termination and shall be subject to withholdings for applicable taxes. The payment described in Section 4.3.1(ii) hereof shall be paid to Executive in regular installments commencing from the date of such termination in accordance with the Company's general payroll practices and shall be subject to withholdings for applicable taxes. The payment described in Section 4.3.1(iii) hereof shall be payable in a lump sum on or before April 1 following the end of the fiscal year in which such termination occurred and shall be subject to withholdings for applicable taxes. The benefits described in Section 4.3.1(iv) hereof shall be provided in accordance with the Company's standard policies and practices. The payments described in Section 4.3.1(v) hereof shall be paid directly to the entity providing outplacement services to Executive within ten (10) days of receipt of an invoice or statement from such entity.

4.3.3      Forfeiture of Options.  Effective as of such termination date, any and all stock options, stock appreciation rights, restricted stock options, warrants and other similar rights granted to or received by Executive under any option or incentive plan of the Company to which Executive is participating shall immediately be terminated and forfeited, except for such options or rights granted to or received by Executive which have fully and completely vested prior to such termination date. Any and all such options and rights to which Executive has become fully and completely vested prior to such termination date shall expire as set forth in the respective plan document or agreement granting such options and rights.

4.4      By Executive for Good Reason.  Upon thirty (30) days prior written notice to Company, Executive may terminate this Agreement at any time during the Employment Period for "Good Reason" (as hereafter defined), and if requested by Company, Executive shall continue to work exclusively for the Company during such thirty (30) day period; provided, however, the Company shall have the right, in its sole discretion, to terminate this Agreement at any time during such thirty (30) day period upon written notice to Executive.

4.4.1      Monies and Benefits to Executive.  Upon such termination, Executive shall be entitled to receive: (i) any Base Salary earned and unpaid, and fringe benefits described in Section 3.3 hereof accrued and unpaid, through the date of such termination or the date on which the Company terminates this Agreement during such thirty (30) day period; (ii) one (1) times the aggregate of (x) the Base Salary plus (y) the Incentive Compensation at the Target Rate in effect as of the date of such termination; (iii) any Incentive Compensation for the fiscal year in which such termination occurs pro-rated through the date of such termination; provided, however, Executive shall not receive any portion of the Incentive Compensation under this Section 4.4.1(iii) unless the Board determines in good faith that Executive would have been entitled to receive any Incentive Compensation for the fiscal year in which such termination occurred in accordance with Section 3.2 hereof; (iv) continuation of the fringe benefits described in Section 3.3 hereof under which Executive is participating as of the date of such termination for a period of twelve (12) months from the date of such termination; and (v) payment of outplacement services for Executive for a period of twelve (12) months; provided, the aggregate amount of such payments shall not exceed $15,000.00.

4.4.2      Payment of Monies and Benefits.  The payment described in Section 4.4.1(i) hereof shall be paid to Executive within thirty (30) days from the date of such termination and shall be subject to withholdings for applicable taxes. The payment described in Section 4.4.1(ii) hereof shall be paid to Executive in regular installments commencing from the date of such termination in accordance with the Company's general payroll practices and shall be subject to withholdings for applicable taxes. The payment described in Section 4.4.1(iii) hereof shall be payable in a lump sum on or before April 1 following the end of the fiscal year in which such termination occurred and shall be subject to withholdings for applicable taxes. The benefits described in Section 4.4.1(iv) hereof shall be provided in accordance with the Company's standard policies and practices. The payments described in Section 4.4.1(v) shall be paid directly to the entity providing outplacement services to Executive within ten (10) days of receipt of an invoice or statement from such entity.

4.4.3      Forfeiture of Options.  Effective as of such termination date, any and all stock options, stock appreciation rights, restricted stock options, warrants and other similar rights granted to or received by Executive under any option of incentive plan of the Company to which Executive is participating shall immediately be terminated and forfeited, except for such options or rights granted to or received by Executive which have fully and completely vested prior to such termination date. Any and all such options and rights to which Executive has become fully and completely vested prior to such termination date shall expire as set forth in the respective plan document or agreement granting such options and rights.

4.4.4      Good Reason Defined.  For purposes of this Agreement, "Good Reason" shall exist if, without Executive's express written consent, the Company: (i) materially reduces or decreases Executive's Base Salary from the level in effect on the date hereof; (ii) fails to include Executive in any incentive compensation plans, bonus plans, or other plans and benefits provided by the Company to other executive level executive; (iii) materially reduces, decreases or diminishes the nature, status or duties and responsibilities of the Position from those in effect on the date hereof, and such reduction, decrease or diminution is not reasonably related to or the result of an adverse change in Executive's performance of assigned duties and responsibilities or the hiring by Company of an executive senior to Executive; or (iv) requires Executive to regularly perform the duties and responsibilities of the Position at a location which is more than fifty (50) miles from the location of Executive's principal place of employment. notwithstanding the above, Good Reason shall not include the death, disability or voluntary retirement of Executive or any other voluntary action taken by or agreed to by Executive related to the Position or its employment with the Company or its Subsidiaries.

4.5      By Executive Without Good Reason.  Upon thirty (30) days prior written notice to Company, Executive may terminate this Agreement at any time during the Employment Period without Good Reason, and if requested by the Company, Executive shall continue to work exclusively for the Company during such thirty (30) day period; provided, however, the Company shall have the right, in its sole discretion, to terminate this Agreement at any time during such thirty (30) day period upon written notice to Executive.

4.5.1      Monies and Benefits to Executive.  Executive shall be entitled to receive any Base Salary earned and unpaid, and fringe benefits described in Section 3.3 hereof accrued and unpaid, through the date of such termination or the date on which the Company terminates this Agreement during such thirty (30) day period, and no other monies or benefits shall be payable or owed to Executive under this Agreement.

4.5.2      Forfeiture of Options.  Effective as of such termination date, any and all stock options, stock appreciation rights, restricted stock options, warrants and other similar rights granted to or received by Executive under any option or incentive plan of the Company to which Executive is participating or enrolled shall immediately be terminated and forfeited, except for such options or rights granted to or received by Executive which have fully and completely vested prior to such termination date. Any and all such options and rights to which Executive has become fully and completely vested prior to such termination date shall expire as set forth in the respective plan document or agreement granting such options and rights.

4.6      By Company Due to Change in Control.  In the event a Change in Control (as hereafter defined) occurs and Executive is not employed in the Position with the Company or its successor thereafter, Executive shall be entitled to receive, and Company or its successor shall be obligated to pay, the monies and benefits described in this Section 4.6.

4.6.1      Monies and Benefits to Executive.  Upon such Change in Control, Executive shall be entitled to receive: (i) any Base Salary earned and unpaid, and fringe benefits described in Section 3.3 hereof accrued and unpaid, through the date of such Change in Control; (ii) two (2) times the aggregate of (x) the Base Salary plus (y) the Incentive Compensation at the Target Rate in effect as of the date of such Change in Control; (iii) any Incentive Compensation for the fiscal year in which such Change in Control occurs pro-rated through the date of such Change in Control; provided, however, Executive shall not receive any portion of the Incentive Compensation under this Section 4.6.1(iii) unless the Board determines in good faith that Executive would have been entitled to receive any Incentive Compensation for the fiscal year in which such Change in Control occurred in accordance with Section 3.2 hereof; (iv) continuation of the fringe benefits described in Sections 3.3 hereof under which Executive is participating as of the date of such Change in Control for a period of twelve (12) months from the date of such Change in Control; (v) payment of outplacement services for Executive for a period of twelve (12) months from the date of such Change in Control; provided, however, the aggregate amount of such payments shall not exceed $15,000.00; and (vi) continuation of the financial planning allowance described in Section 3.5 hereof for a period of twelve (12) months from the date of such Change in Control.

4.6.2      Payment of Monies and Benefits.  The payments described in Sections 4.6.1(i) and 4.6.1(ii) hereof shall be paid to Executive in a lump sum within thirty (30) days of the date of such Change in Control and shall be subject to withholdings for applicable taxes. The payment described in Section 4.6.1(iii) hereof shall be payable in a lump sum on or before April 1 following the end of the fiscal year in which such Change in Control occurred and shall be subject to withholdings for applicable taxes. The benefits described in Section 4.6.1(iv) hereof shall be provided in accordance with the Company's or its successor's standard policies and practices. The payments described in Section 4.6.1(v) hereof shall be paid directly to the entity providing outplacement services to Executive within ten (10) days of receipt of an invoice or statement from such entity. The reimbursement of the expenses related to Section 4.6.1(vi) shall be made to Executive in accordance with the Company's or its successor's policies and procedures.

4.6.3      Vesting of Options.  Effective as of the date of such Change in Control, any and all stock options, stock appreciation rights, restricted stock options, warrants and other similar rights granted to or received by Executive under any option or incentive plan of the Company to which Executive is participating or enrolled shall immediately become fully and completely vested and exercisable as if Executive had satisfied any and all terms, conditions or requirements described or contained in such plan. In the event Executive has not previously exercised, or does not exercise, all or any portion of such options or rights within sixty (60) days of the date of such Change in Control (the "Exercise Period"), Executive shall be entitled to receive, and Company or its successor shall be obligated to pay, compensation for such unexercised options or rights in an amount equal to (i) the number of shares not exercised by Executive under such options or rights multiplied by (ii) the closing price of the common stock of the Company as of the day immediately prior to such Change in Control minus the exercise price of Executive described in such options or rights (the "Option Compensation"). The Option Compensation shall be payable in a lump sum within thirty (30) days after the expiration of the Exercise Period, and shall be subject to withholdings for applicable taxes. Executive shall take any and all actions, and execute and deliver to Company or its successor any and all agreements, certificates or instruments, necessary or required to consummate the transactions contemplated under this Section 4.6.3 including, but not limited to, the assignment, transfer or conveyance of any and all shares to be acquired by the Company or its successor and the cancellation, revocation or termination of any options or rights Executive has or may have under any such option or incentive plan.

4.6.4      Change in Control Defined.  For purpose of this Agreement, a "Change in Control" shall be deemed to have occurred as of the date (i) any "person" or "group" (as such terms are used in Section 13(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities, and within one (1) year after such "person" or "group" becomes the beneficial owner of twenty-five percent (25%) or more of the combined voting power of the Company (the "Trigger Date"), the members of the Board immediately prior to the Trigger Date cease to constitute a majority of the Board, (ii) the consummation of a consolidation or merger of the Company in which the Company is not the surviving or continuing corporation, or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have (directly or indirectly) at least a fifty one percent (51%) ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, except for any sale, lease exchange or transfer resulting from any action taken by any creditor of the Company in enforcing its rights or remedies against any assets of the Company in which such creditor holds a security interest.

4.6.5      Payments from Tax Implications.

(a)      Gross-Up Payment.  Notwithstanding anything to the contrary in this Agreement, in the event it shall be determined that any payment or distribution made, or benefit provided (including, but not limited to, Section 4.6.3 hereof), by the Company to or for the benefit of Executive under this Agreement but determined without regard to any additional payments required under this Section 4.6.5 (each, a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or any similar excise tax, or any interest or penalties incurred by Executive with respect to such excise tax (such tax with any such interest and penalties being collectively referred to as the "Excise Tax"), Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") from the Company in an amount such that after payment by Executive of all taxes (including any Excise Tax, income tax or payroll tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the Payments.

(b)      Determination of Gross-Up Payment.  Subject to the provisions of Section 4.6.5(c) hereof, all determinations required to be made under this Section 4.6.5, including a determination of the requirement for and amount of any Gross-Up Payment, shall be made by the independent public accounting firm which is then retained by the Company to audit its financial statements (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within thirty (30) business days of the date of such termination, if applicable, or such earlier time as is requested by the Company, provided that any determination that an Excise Tax is payable by Executive shall be made on the basis of substantial authority. Any initial Gross-Up Payment shall be paid to Executive within fifteen (15) business days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, the Accounting Firm shall furnish Executive with a written opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm meeting the requirements of this Section 4.6.5(b) shall be binding upon the Company and Executive; subject only to payments pursuant to the following sentence based on a determination that additional Gross-Up Payments should have been made, consistent with the calculations required to be made hereunder (the amount of such additional payments, including any interest and penalties, being collectively referred to as the "Gross-Up Underpayment"). In the event the Company exhausts its remedies pursuant to Section 4.6.5(c) hereof and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Underpayment that has occurred and any such Gross-Up Underpayment shall be promptly paid by the Company to or for the benefit of Executive. The fees and disbursements of the Accounting Firm shall be paid by the Company.

(c)      Remedies to Company.  Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but not later than ten (10) business days after Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of thirty (30) days following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such thirty (30) day period that the Company desires to contest such claim at the Company's sole cost and expense and the Company will provide the indemnification as required by this Section 4.6.5(c), Executive shall: (1) give the Company any information reasonably requested by the Company relating to such claim; (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, but not limited to, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to Executive; (3) cooperate with the Company in good faith in order effectively to contest such claim, and (4) permit the Company to participate in any proceedings relating to such claim.

The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, income tax or payroll tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.6.5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority with respect to such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax, income tax or payroll tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due shall be limited solely to such contested amount, unless Executive agrees otherwise. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)      Refund of Excise Tax to Company.  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 4.6.5(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 4.6.5(c) hereof) promptly pay to the Company the amount of such refund, together with any and all interest paid or credited thereon after taxes applicable thereto. If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 4.6.5(c) hereof a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then any obligation of Executive to repay such advance shall be forgiven and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company.

4.7      Execution of Release by Executive.  Company shall not be obligated to pay any portion of the monies and benefits described above, if any, unless and until Executive shall have executed and delivered to the Company a release of all claims against the Company and its Subsidiaries and their respective shareholders, partners, member, directors, managers, officers, employees, agents and attorneys, arising out of or related to any act or omission which occurred on or prior to the date on which this Agreement was terminated, in form and substance reasonably satisfactory to the Company.

5.      POST-EMPLOYMENT DUTIES.  For a period of three (3) years following the termination of this Agreement, Executive shall: (i) fully and truthfully cooperate and assist the Company and its Subsidiaries, to the fullest extent possible, in any and all issues, matters, legal proceedings or litigation related to or associated with the business, management or operation of or any other matter involving the Company or its Subsidiaries in any way or of any nature whatsoever arising from, related to or connected with any period in which Executive was employed by or otherwise provided services to the Company or its Subsidiaries or in which Executive has or may have past knowledge, information or experience or applicable expertise; and (ii) fully cooperate, assist, participate and work with the Company or its Subsidiaries on any and all issues or matters for which the Company or its Subsidiaries may seek his cooperation, assistance, participation, involvement or consultation. Such assistance shall be provided at such times and dates which shall not unreasonably interfere or conflict with Executive's then current employment. The Company shall reimburse Executive for any and all costs and expenses reasonably incurred by Executive in providing such assistance in accordance with the standard policies and procedures of the Company in effect from time to time related to such reimbursable expenses.

6.      CONFIDENTIAL INFORMATION.  Executive acknowledges that Executive will have access or be privy to certain confidential business and proprietary information of the Company and its Subsidiaries as a result of Executive's employment with the Company or its Subsidiaries. Such confidential information may include but is not limited to business decisions, plans, procedures, strategies and policies, legal matters affecting Company and its Subsidiaries and their respective businesses, personnel, customer records information, trade secrets, bid prices, evaluations of bids, contractual terms and arrangements (prospective purchases and sales), pricing strategies, financial and business forecasts and plans and other information affecting the value or sales of products, goods, services or securities of the Company or its Subsidiaries, and personal information regarding employees (collectively, the "Confidential Information"). Executive acknowledges and agrees the Confidential Information is and shall remain the sole and exclusive property of the Company or such Subsidiary. Executive shall not disclose to any unauthorized person, or use for Executive's own purposes, any Confidential Information without the prior written consent of the Board, which consent may be withheld by the Board at its sole discretion, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions. Executive agrees to maintain the confidentiality of the Confidential Information after the termination of Executive's employment; provided, further, that if at any time Executive or any person or entity to which Executive has disclosed any Confidential Information becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, Executive shall provide the Company with prompt, prior written notice of such requirement so the Company, in its sole discretion, may seek a protective order or other appropriate remedy and/or waive compliance with the terms hereof. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the provisions hereof, Executive shall ensure that only the portion of the Confidential Information which Executive or such person is advised by written opinion of the Company's counsel that Executive is legally required to disclose is disclosed, and Executive further covenants and agrees to exercise reasonable efforts to obtain assurance that the recipient of such Confidential Information shall not further disclose such Confidential Information to others, except as required by law, following such disclosure. In addition Executive covenants and agrees to deliver to the Company upon termination of this Agreement, and at any other time as the Company may request, any and all property of the Company including, but not limited to, keys, computers, credit cards, company car, memoranda, notes, plans, records, reports, computer tapes, printouts and software, Confidential Information in any form whatsoever, and other documents and data (and copies thereof) and relating to the Company or any Subsidiary which he may then posses or have under his control or to which Executive had access to or possession of in the course of such employment.

7.      COVENANT NOT TO COMPETE, SOLICIT OR DISPARAGE .  Executive hereby agrees that for a period of three (3) years following the expiration or termination of this Agreement (the "Non-Compete Period"), Executive shall not: (i) directly or indirectly, either individually or for any other person or entity (whether as an officer, director, employee, owner, stockholder, consultant, agent, advisor, general partner, limited partner or otherwise), or as a part of a group, own, operate, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with any part of the business presently engaged in by the Company within any geographical area in which the Company engages or has proposed to engage in such business (or solicit any person to engage in any of the foregoing activities); (ii) directly or indirectly, individually or for any other person or entity induce or attempt to induce any employee of the Company to leave the employ of the Company, hire any person who is an employee of the Company as of or immediately prior to the time of such hiring, or induce or attempt to induce any manufacturers' representative, customer, supplier, licensee, agent or any other person or entity having a business relationship with the Company to cease doing business with or reduce the volume of its business with the Company; or (iii) initiate, participate or engage in any communication whatsoever with any current or former customer, supplier, vendor or competitor of the Company or its Subsidiaries or any of their respective shareholders, partners, members, directors, managers, officers, employees or agents, or with any current or former shareholder, partner, member, director, manager, officer, employee or agent of the Company or its Subsidiaries, or with any third party, which communication could reasonably be interpreted as derogatory or disparaging to the Company or its Subsidiaries, including but not limited to the business, practices, policies, shareholders, partners, members, directors, managers, officers, employees, agents, advisors and attorneys of the Company or its Subsidiaries. Provided, however, nothing herein shall prohibit Executive from being a passive owner of or controlling, directly or indirectly, not more than five percent (5%) in the aggregate of the outstanding stock of any class of a corporation which is publicly traded and which competes in the business of the Company so long as Executive has no direct or indirect participation in the management of such corporation. Executive acknowledges that the foregoing restriction is reasonable in all respects and that there is no less restrictive provision in terms of duration, prohibited activities or geographic area which would adequately protect the Company's assets and other legitimate business interests. For purposes of the foregoing, a business shall be deemed to be competing with the business of the Company if such business (a) operates apparel stores in small markets (populations of less than 25,000) and (b) operates a significant number of its apparel stores (75% or more of its total apparel stores) in 10,000 to 30,000 square foot formats. Notwithstanding the foregoing, in the event any part of this covenant set forth in this provision shall be held invalid, illegal or unenforceable by a court of competent jurisdiction, Executive and the Company hereby agree that such invalid, illegal or unenforceable provision or section hereof shall be severed from this Agreement without affecting the remaining portions hereof in any manner. In the event any portion of this provision related to the time or geographical area restrictions hereof shall be declared by a court of competent jurisdiction to exceed the maximum time or geographical area restrictions such court deems reasonable or enforceable, said time or geographic area restriction shall be deemed to become and thereafter shall be such time or geographic area which such court shall deem reasonable and enforceable.

8.      ARBITRATION.  Should any dispute arise relating to the meaning, interpretation, enforcement or application of this Agreement, such dispute shall be settled in Harris County, Texas, in accordance with the terms, conditions and requirements described or contained in the Company's arbitration policy, if any, and the employment dispute arbitration rules of the American Arbitration Association, and all costs of such arbitration including, but not limited to reasonable attorney's fees and costs, shall be borne by the losing party.

9.      NOTICES.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address indicated below:

To Executive:

To Company:                                                                                          Stage Stores, Inc.
                                                                                                                 10201 Main Street
                                                                                                                 Houston, Texas 77025
                                                                                                                 Attention: Chief Financial Officer

                        With a copy to:                                                                                        McKinney & Stringer, P.C.
                                                                                                                                         101 North Robinson, Suite 1300
                                                                                                                                         Oklahoma City, Oklahoma 73102
                                                                                                                                         Attn: N. Martin Stringer, Esq.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

10.      GOVERNING LAW.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. In furtherance of the foregoing, the internal law of the State of Texas shall control the interpretation and construction of this Agreement, even though under the jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

11.      SEVERABILITY.  Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

12.      AMENDMENTS; MODIFICATIONS.  Neither this Agreement nor any term or provision in it may be changed, waived, discharged, rescinded or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge, rescission or termination is sought.

13.      WAIVER.  No failure on the part of either party to this Agreement to exercise, and no delay in exercising, any right, power or remedy created hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto to any breach of, or default in, any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof. The terms and provisions of this Agreement, whether individually or in their entirety, may only be waived in writing and signed by the party against whom or which the enforcement of such waiver is sought.

14.      SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon and inure to the benefits of the successors, assigns, heirs, legatees, devisees, executors, administrators, receivers, trustees and representatives of Executive and the Company and its Subsidiaries and their respective successors, assigns, administrators, receivers, trustees and representatives.

15.      HEADINGS.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.      MULTIPLE COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17.      FEES AND EXPENSES.  All costs and expenses incurred by either party in the preparation, negotiation or performance of this Agreement shall be borne solely by the party incurring such expense without right of reimbursement.

18.      FURTHER ASSURANCES.  Executive and the Company covenant and agree that each will execute any additional instruments and take any actions as may be reasonably requested by the other party to confirm or perfect or otherwise to carry out the intent and purpose of this Agreement.

19.      CONSTRUCTION.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Executive and the Company, and no presumption or burden of proof shall arise favoring or disfavoring either by virtue of the authorship of any of the provisions of this Agreement.

20.      SURVIVAL.  Executive and the Company agree that the terms and conditions of Sections 4 through 15 (inclusive), 19, 20 and 21 hereof shall survive and continue in full force and effect, notwithstanding any expiration or termination of the Employment Period or this Agreement.

21.      ENTIRE AGREEMENT.  This Agreement contains and constitutes the entire agreement between Executive and the Company and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, between Executive and the Company relating to the subject matter hereof in any way.

22.      GENDER; NUMBER PLURALITY.  Unless the context otherwise requires, whenever used in this Agreement the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter or feminine gender and vice versa.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

"COMPANY"                                                                                                                  STAGE STORES, INC.,
                                                                                                                                          a Nevada corporation

                                                                                                                                          By: /s/ James R/ Scarborough
                                                                                                                                          Name: James R. Scarborough
                                                                                                                                          Title: Chairman, President & CEO

"EXECUTIVE"                                                                                                                 /s/ Vivian O. Baker
                                                                                                                                           VIVIAN O. BAKER, an individual

472722_1/SCG/31150-005